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                                                                   EXHIBIT 11.1
                         CLEAN HARBORS, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     For the Three Years Ended December 31, 1994
                       (in thousands except per share amounts)

                                                                      Fully
                                  Type of Security          Primary  Diluted
                                  ----------------          -------  -------
      1992
      ----
      Weighted average common stock outstanding in 1992...   9,084    9,084
      Stock options exercised in 1992.....................       2        2
      Stock options and warrants outstanding during 1992..     559      643
      Stock issued for acquisition during 1992............      98       98
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,743    9,827
                                                            ======   ======
      Net income..........................................  $5,075   $5,075
                                                            ======   ======
      Earnings per share..................................  $  .52   $  .52
                                                            ======   ======
      1993
      ----
      Weighted average common stock outstanding in 1993...   9,327    9,327
      Stock options exercised in 1993.....................      82       82
      Stock options and warrants outstanding during 1993..     475      475
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,884    9,884
                                                            ======   ======
      Net income..........................................  $3,131   $3,131
      Less preferred stock dividends accrued..............     350      350
                                                            ------   ------
      Adjusted net income.................................  $2,781   $2,781
                                                            ======   ======
      Earnings per share..................................  $  .28   $  .28
                                                            ======   ======
      1994
      ----
      Weighted average common stock outstanding in 1994...   9,426    9,426
      Stock options exercised in 1994.....................       5        4
      Stock options and warrants outstanding during 1994..     107      205
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,538    9,635
                                                            ======   ======
      Net income..........................................  $  475      475
      Less preferred stock dividends accrued..............     441      441
                                                            ------   ------
      Adjusted net income.................................  $   34       34
                                                            ======   ======
      Earnings per share..................................  $  .00   $  .00
                                                            ======   ======
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